Exhibit 99.2

Consent of Director Nominee
Levy Acquisition Corp.
444 North Michigan Avenue, Suite 3500

Chicago, IL 60611

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Levy Acquisition Corp. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 27th day of September, 2013.

/s/ Craig J. Duchossois
Craig J. Duchossois